WINTHROP REALTY TRUST

AT THE COMPANY
Beverly Bergman
(617) 570-4614

    WINTHROP REALTY TRUST ELECTS TO RETAIN PRICEWATERHOUSECOOPERS LLP AS ITS
           INDEPENDENT PUBLIC ACCOUNTING FIRM FOR ITS 2007 FISCAL YEAR

      FOR IMMEDIATE RELEASE - BOSTON, March 23 /PRNewswire-FirstCall/ - Winthrop Realty Trust (NYSE:FUR) announced today that it has elected to retain Pricewaterhouse Coopers LLP as its independent public accounting firm for its 2007 fiscal year. Deloitte & Touche LLP had been the Company's independent accounting firm for the past three fiscal years. The change in independent public accountants does not result from any disagreement between the Company and Deloitte.

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      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT)
headquartered in Boston, Massachusetts. Additional information on Winthrop
Realty Trust is available on its Web site at www.winthropreit.com.